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UBS U.S. Large Cap Growth Fund merger proposal

UBS U.S. Large Cap Growth Fund’s Board of Trustees approves the Fund’s merger into the Laudus Growth Investors U.S. Large Cap Growth Fund

Highlights

• The Board of Trustees (the “Trustees”) of the UBS U.S. Large Cap Growth Fund (the “UBS Fund”), which had approximately $85 million in assets under management as of January 31, 2009, approved the proposed merger of the UBS Fund into the Laudus Growth Investors U.S. Large Cap Growth Fund, (the “Laudus Fund”), a newly organized series of the Laudus Trust.

• The Laudus Fund is expected to pursue an investment objective that is identical to that of the UBS Fund and is expected to be subadvised by the same team that currently manages the UBS Fund.

• The investment advisor of the Laudus Fund is expected to be Charles Schwab Investment Management, Inc. (“CSIM”).

Frequently asked questions

Q. Why was the proposal made to merge the UBS Fund into the Laudus Fund?

A. The decision was made in what we believe to be our shareholders’ best interests. The Laudus Fund will automatically have access to the broader distribution channels available through Schwab. This, in turn, we believe, will provide the potential for the Laudus Fund’s asset base to grow substantially, which could provide economies of scale benefiting shareholders. As some of the Laudus Fund’s fees are fixed, asset growth will have the effect of lowering total expenses for shareholders.

Additionally, the net operating expense ratio is projected to be lower for the Laudus Fund than the UBS Fund, providing shareholders with direct and immediate benefits.

Q. When will shareholders learn of the proposed merger?

A. Shareholders should have received a sticker beginning the week of March 2, 2009, notifying them of the Board’s approval to merge the UBS Fund into the Laudus Fund.

Q. Will shareholders need to approve the merger?

A. Yes. Subsequent to the sticker mailing, shareholders of the UBS Fund will receive a prospectus/proxy statement, expected to be mailed in May 2009, asking them to vote on the merger of the UBS Fund into the Laudus Fund.

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Q. What will the merger entail?

A.

• Effective as of the close of business on March 2, 2009, each share class of the UBS Fund will close to new investments, including new investors, additional purchases from existing investors and purchases for exchange from other funds. Therefore, the UBS Fund will no longer offer shares for purchase after March 2, 2009, except for Class A and Class Y shares that are purchased by existing investors through systematic purchase plans, various wrap programs and 401(k)/ retirement plans, each of which may continue to purchase shares until it is practicable for such contributions to be terminated. Of course, shareholders will continue to be able to redeem their shares.

• As noted previously, the prospectus/proxy statement is expected to be mailed out in May 2009. If the proxy proposal to merge the UBS Fund into the Laudus Fund is approved by shareholders of the UBS Fund at the special meeting of shareholders scheduled to take place on June 26, 2009, it is expected that assets would transfer from the UBS Fund to the Laudus Fund at the close of business on July 10, 2009.

• Shareholders of the UBS Fund would formally become shareholders of the Laudus Fund on July 13, 2009.

Q. Will the investment objectives and policies of the Laudus Fund be similar to those of the UBS Fund?

A. The Board of Trustees approved the proposal to merge the UBS Fund into the Laudus Fund based on, among other factors, its evaluation of the compatibility of the UBS Fund’s investment objectives and policies with those of the Laudus Fund. There are expected to be no material differences in the investment objectives or principal investment policies of the UBS Fund and the Laudus Fund.

Q. If the merger is approved by shareholders, who will manage the Laudus Fund?

A. UBS Global Asset Management’s Large Cap Growth Equity management team would remain as the subadvisor of the Laudus Fund if the merger is approved by shareholders of the UBS Fund. In this capacity, the team will have day-to-day management responsibility for the Laudus Fund and will manage the Laudus Fund using substantially the same securities selection process.

Q. What will happen to other portfolios managed by the UBS Large Cap Growth team?

A. The merger will impact the 40 Act mutual fund only—no other accounts or portfolios managed by the Large Cap Growth team will be affected by the merger.

Q. What can you tell me about Schwab/Laudus?

A.

• Laudus is dedicated to giving investors direct access to a suite of high-quality subadvised funds, actively managed by distinguished investment managers.

• The Laudus management team employs a rigorous research process to identify investment

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managers that it believes are among the industry's most experienced managers, with proven track records and outstanding industry leadership.

• The Laudus management team continually monitors the investment management process for each fund, for disciplined research, investment selection and style consistency, to ensure that a fund does not stray from its objective.

• The Laudus management team and its subadvisors adhere to a highly disciplined management approach to ensure that the funds are managed to optimize performance in diverse market conditions.

Q. How will the merger affect shareholders?

A. If the merger is approved by shareholders of the UBS Fund, their UBS Fund shares will be exchanged for an equivalent dollar amount of Laudus Fund shares. Their account registration and account options will remain the same unless they are changed by the shareholder. In addition, their aggregate tax basis in the account will remain the same.

Q. How will the merger, if approved, affect Fund fees and expenses?

A. Shareholders of Class A, B, C and Y shares of the UBS Fund will receive shares of the sole class of the newly organized Laudus Fund. The total operating expenses of the Laudus Fund’s sole share class are expected to be lower than the UBS Fund’s current total operating expenses for Class A, B, C and Y shares. The Laudus Fund shares are expected to be sold after the merger without imposition of a front-end or contingent deferred sales charge.

Q. Will there by any federal income tax consequences as a result of the merger?

A. The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. Assuming the reorganization qualifies for such treatment, your clients will not recognize a taxable gain or loss as a result of the merger.

Q. Will my clients have to pay any transactional fee (for example, a sales load or charge) in connection with the merger?

A. No, clients will not have to pay any transactional fee in connection with the merger.

Q. What happens if the merger is not approved by shareholders?

A. If the merger is not approved by shareholders of the UBS Fund, then the UBS Fund will remain in existence, and the Trustees will consider what, if any, additional steps to take.

Q. Will my clients be able to exchange out of the UBS Fund and into another fund in the UBS Funds family, in the event they do not wish to move their assets to the Laudus Fund?

A. Yes. Shareholders will be able to exchange out of the UBS Fund and into any of the available UBS or PACE Select Funds until the UBS Fund’s transfer of assets occurs, in accordance with the exchange privileges described in the prospectus.

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For more information

Contact your Regional Sales Director or the UBS Global Asset Management National Sales Desk at 888-793 8637.

Past performance is not a guarantee of future results. This is not an invitation to subscribe in any Fund and is by way of information only. Mutual funds are sold by prospectus only. Nothing contained herein constitutes investment, legal, tax or other advice, nor is it to be relied on in making an investment or other decision. Nothing herein should be construed as a solicitation, offer or recommendation to acquire or dispose of an investment or to engage in any other transaction.

Views expressed

The views expressed are as of May 15, 2009, and are solely those of UBS Global Asset Management. These views, and asset allocations, are subject to change at any time in response to changing circumstances in the markets, and are not intended to predict or guarantee the future performance of any individual security, asset class, the markets generally or any fund.

For more information

Clients should contact their Financial Advisor for a current Fund prospectus, or visit us on the Web at www.ubs.com/globalam-us. Clients should carefully read a Fund’s prospectus and carefully consider a Fund’s investment objectives, risks, all charges, expenses and other matters of interest before investing. The prospectus contains this and other information about a Fund. It is important that clients have all the information they need to make a sound investment decision.

A registration statement relating to the Laudus Growth Investors U.S. Large Cap Growth Fund (the “Laudus Fund”) has been filed with the Securities and Exchange Commission (“SEC”), but has not yet become effective. The securities of the Laudus Fund may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The Laudus Fund is being formed through the proposed reorganization of an existing fund known as the UBS U.S. Large Cap Growth Fund (“the UBS Fund”). Shareholders of the UBS Fund may or may not approve the reorganization proposal. If the proposal is not approved by shareholders, the registration statement previously filed for Laudus Fund will be withdrawn.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Laudus Fund securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A prospectus/proxy statement with respect to the proposed reorganization of the UBS Fund into the Laudus Fund is mailing to shareholders of the UBS Fund and has been filed with the SEC. Investors are urged to read the prospectus/proxy statement (SEC File No. 333-157600), which contains important information for investors. The prospectus/proxy statement may be obtained without charge from the SEC's web site (www.sec.gov) or by calling 1-800-647-1568.

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